Exhibit 1.1
Amendment to Loan Documents
     THIS AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is made as of May 7, 2010, by and between ENVIRONMENTAL TECTONICS CORPORATION (the “Borrower”), H.F. LENFEST (the “Guarantor”) and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).
BACKGROUND
     A. The Borrower and the Guarantor have executed and delivered to the Bank, one or more promissory notes, letter agreements, loan agreements, security agreements, guaranties, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Amendment (collectively as amended from time to time, the “Loan Documents”) which evidence or secure some or all of the Borrower’s obligations to the Bank for one or more loans or other extensions of credit (the “Obligations”).
     B. The Borrower and the Bank desire to amend the Loan Documents as provided for in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain of the Loan Documents are amended or terminated as set forth in Exhibit A. Any and all references to any Loan Document in any other Loan Document shall be deemed to refer to such Loan Document as amended by this Amendment. This Amendment is deemed incorporated into each of the Loan Documents. Any initially capitalized terms used in this Amendment without definition shall have the meanings assigned to those terms in the Loan Documents. To the extent that any term or provision of this Amendment is or may be inconsistent with any term or provision in any Loan Document, the terms and provisions of this Amendment shall control.
     2. The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Amendment, are, except as may otherwise be stated in this Amendment: (i) true and correct as of the date of this Amendment, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Amendment by reference, (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Amendment, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.
     3. The Borrower hereby confirms that, except to the extent modified or terminated as set forth in this Amendment, any collateral for the Obligations, including liens, security interests, guaranties, and pledges granted by the Borrower or the Guarantor (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of the Borrower’s existing and future Obligations to the Bank, as modified by this Amendment.
     4. As a condition precedent to the effectiveness of this Amendment, the Borrower shall comply with the terms and conditions (if any) specified in Exhibit A.

     5. To induce the Bank to enter into this Amendment, each of the Borrower and the Guarantor waives and releases and forever discharges the Bank and its officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against the Bank or any of them arising out of or relating to the Obligations. The Borrower further agrees to indemnify and hold the Bank and its officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including attorneys’ fees) suffered by or rendered against the Bank or any of them on account of any claims arising out of or relating to the Obligations. Each of the Borrower and the Guarantor further states that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.
     6. This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.
     7. This Amendment will be binding upon and inure to the benefit of the Borrower, the Guarantor and the Bank and their respective heirs, executors, administrators, successors and assigns.
     8. This Amendment has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Pennsylvania. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules.
     9. Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of the Bank’s rights and remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the waiver of jury trial provisions contained in the Loan Documents.

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     WITNESS the due execution of this Amendment as a document under seal as of the date first written above.

ATTEST:	ENVIRONMENTAL TECTONICS CORPORATION

By:	By:

Print Name:	Print Name:

Title:	Title:

(SEAL)

H.F. LENFEST

PNC BANK, NATIONAL ASSOCIATION

By:

(SEAL)

Print Name:

Title:

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EXHIBIT A TO
AMENDMENT TO LOAN DOCUMENTS
DATED AS OF MAY 7, 2010
A.	The “Loan Documents” that are the subject of this Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):
1.	Letter Agreement between the Borrower and the Bank dated November 16, 2009 (the “Letter Agreement”)

2.	Reimbursement Agreement for Letters of Credit between the Borrower and the Bank dated November 16, 2009

3.	Pledge Agreement (Bank Deposits) between the Borrower and the Bank dated November 16, 2009 (the “Borrower Pledge Agreement”)

4.	Guaranty Agreement from the Guarantor to the Bank dated November 16, 2009 (the “Guaranty”)

5.	Pledge Agreement (Stocks, Bonds and Commercial Paper) from the Guarantor to the Bank dated November 16, 2009 (the “Guarantor Pledge Agreement”)

6.	Notification and Control Agreement (Trust, Custody or Brokerage Accounts among the Guarantor, the Bank and PNC Bank, National Association in its capacity as custodian (the “Control Agreement”)

7.	All other documents, instruments, agreements, and certificates executed and delivered in connection with the Loan Documents listed in this Section A.
B.	The Loan Documents are amended as follows:
1.	The Borrower Pledge Agreement is amended by deleting the last sentence of the first paragraph of Section 1 thereof and replacing it with the following sentence:
“The Pledgor agrees to maintain on deposit in the Account at all times an amount equal to at least $5,422,405.”
2.	The parties agree that, upon the effectiveness of this Amendment, the Guaranty, the Guarantor Pledge Agreement and the Control Agreement shall be terminated and of no further force or effect and all references in Section 3 of the Letter Agreement to the Guaranty and the Guarantor Pledge Agreement shall be deleted and of no further force or effect. The foregoing termination shall not modify, limit or otherwise entitle the Guarantor to the release or termination of any other guaranty, pledge agreement or grant of security in favor of the Bank with respect to any other Obligations of the Borrower to the Bank, including, without limitation, that certain Amended and Restated Guaranty Agreement of Guarantor in favor of Bank dated July 2, 2009, the Pledge Agreement (Stocks, Bonds and Commercial Paper) of the Guarantor in favor of the Bank dated July 2, 2009 and the Notification and Control Agreement (Trust, Custody or Brokerage Account) among the Guarantor, the Bank and PNC Bank, National Association, as

Custodian dated July 2, 2009, all of which shall remain unchanged and in full force and effect.
C.	Conditions to Effectiveness of Amendment: The Bank’s willingness to agree to the amendments set forth in this Amendment are subject to the prior satisfaction of the following conditions:
1.	Execution by all parties and delivery to the Bank of this Amendment including the attached Consent.

2.	Deposit by the Borrower in the Account (as defined in the Borrower Pledge Agreement) of such additional amounts as are required to meet the requirements of Section 1 of the Borrower Pledge Agreement as amended hereby.

3.	Reimbursement of the fees and expenses of the Bank’s counsel in connection with this Amendment.

CONSENT OF SUBORDINATED CREDITOR
     The undersigned (the “Subordinated Creditor”) consents to the terms and provisions of the foregoing Amendment (the “Amendment”) and all prior amendments (if any) and confirms and agrees that: (a) his obligations under the Second Amended and Restated Subordination and Intercreditor Agreement executed in favor of the Bank, dated as of April 23, 2009 (as heretofore amended, the “Subordination Agreement”) relating to the Obligations mentioned in the Amendment, shall be unimpaired by the Amendment; (b) he has no defenses, set offs, counterclaims, discounts or charges of any kind against the Bank, its officers, directors, employees, agents or attorneys with respect to its Subordination Agreement; and (c) all of the terms and conditions of the Subordination Agreement remain unaltered and in full force and effect and are hereby ratified and confirmed and apply to the Obligations, as modified by the Amendment.
     The Subordinated Creditor ratifies and confirms the waiver of jury trial provisions contained in the Subordination Agreement.
     WITNESS the due execution of this Consent as a document under seal, as of the date of the Amendment, intending to be legally bound.

H.F. LENFEST	(SEAL)